Exhibit 99.5

NTL Cable PLC

        Tender for Exchange of
£375,000,000 principal amount of 9.75% Senior Notes due 2014, $425,000,000 principal amount of 8.75% Senior Notes due 2014, €225,000,000 principal amount of 8.75% Senior Notes due 2014, and $100,000,000 principal amount of Floating Rate Senior Notes due 2012

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                , 2005 (THE "EXPIRATION DATE"), UNLESS EXTENDED.

To Our Clients:

        Enclosed for your consideration is a prospectus, dated                , 2005, of NTL Cable PLC and guarantors party thereto and a related letter of transmittal that together constitute NTL Cable PLC's offer to exchange up to £1,000 and integral multiples of £1,000, $1,000 and integral multiples of $1,000, and €1,000 and integral multiples of €1,000 (as appropriate) of £375,000,000 principal amount of its 9.75% Senior Notes due 2014, $425,000,000 principal amount of its 8.75% Senior Notes due 2014, €225,000,000 principal amount of its 8.75% Senior Notes due 2014 and $100,000,000 principal amount of its Floating Rate Senior Notes due 2012 (together, the "Exchange Notes") for a like aggregate principal amount of £1,000 and integral multiples of £1,000, $1,000 and integral multiples of $1,000, and €1,000 and integral multiples of €1,000 (as appropriate) of £375,000,000 principal amount of its 9.75% Senior Notes due 2014, $425,000,000 principal amount of its 8.75% Senior Notes due 2014, €225,000,000 principal amount of its 8.75% Senior Notes due 2014 and $100,000,000 principal amount of its Floating Rate Senior Notes due 2012 (together, the "Outstanding Notes"). Sterling-denominated Outstanding Notes may only be tendered in denominations of £1,000 and integral multiples of £1,000; dollar-denominated Outstanding Notes may only be tendered in denominations of $1,000 and integral multiples of $1,000; and euro-denominated Outstanding Notes may only be tendered in denominations of €1,000 and integral multiples of €1,000.

        The materials relating to the exchange offer are being forwarded to you as the beneficial owner of Outstanding Notes carried by us for your account or benefit but not registered in your name. A tender of any Outstanding Notes may only be made by us as the registered holder and pursuant to your instructions. Therefore, we urge beneficial owners of Outstanding Notes registered in the name of a broker, dealer, commercial bank, trust company or any other nominee to contact such registered holder promptly if they wish to tender Outstanding Notes in the exchange offer.

        Accordingly, we request instructions as to whether you wish us to tender any or all such Outstanding Notes held by us for your account or benefit pursuant to the terms and conditions set forth in the prospectus and the letter of transmittal. We urge you to read carefully the prospectus and letter of transmittal and other material provided herewith before instructing us to tender your Outstanding Notes. The letter of transmittal is furnished to you for your information only and cannot be used by you to exchange Outstanding Notes held by us for your account or benefit.

        Your instructions to us should be forwarded as promptly as possible in order to permit us to tender notes on your behalf in accordance with the provisions of the exchange offer.

        Your attention is directed to the following:

1.
The exchange offer will expire at 5:00 p.m., New York City time, on                , 2005, unless extended. Tendered Outstanding Notes may be withdrawn, subject to the procedures described in the prospectus, at any time prior to 5:00 p.m., New York City time, on the expiration date.

2.
The Outstanding Notes will be exchanged for the Exchange Notes at the rate of £1,000 principal amount of Exchange Notes for each £1,000 principal amount of Outstanding Notes, $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Outstanding Notes, and €1,000 principal amount of Exchange Notes for each €1,000 principal amount of Outstanding Notes (as appropriate) validly tendered and not validly withdrawn prior to the expiration date. The Exchange Notes will bear interest semi annually to holders on April 15 and October 15 of each year. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Outstanding Notes, except that the Exchange Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act").

3.
Notwithstanding any other term of the exchange offer, NTL Cable PLC may terminate or amend the exchange offer as provided in the prospectus and will not be required to accept for exchange, or exchange any Exchange Notes for, any Outstanding Notes not accepted for exchange prior to such termination.

4.
Any transfer taxes applicable to the exchange of the Outstanding Notes pursuant to the exchange offer will be paid by NTL Cable PLC, except as otherwise provided in the prospectus and in Instruction 8 of the letter of transmittal.

5.
Pursuant to the Letter of Transmittal, each holder of Outstanding Notes will represent to NTL Cable PLC that (i) the Exchange Notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such holder, (ii) neither the holder of the Outstanding Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, (iii) if the holder is not a broker-dealer or is a broker-dealer but will not receive Exchange Notes for its own account in exchange for Outstanding Notes, neither the holder nor any such other person is engaged in or intends to participate in a distribution of the Exchange Notes and (iv) neither the holder nor any such other person is an "affiliate" of NTL Cable PLC or any Guarantor within the meaning of Rule 405 under the Securities Act or, if such holder is an "affiliate," that such holder will comply with registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the tendering holder is a broker-dealer (whether or not it is also an "affiliate") that will receive Exchange Notes for its own account in exchange for Outstanding Notes, we will represent on behalf of such broker-dealer that the Outstanding Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. By acknowledging that it will deliver, and by delivering, a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        If you wish to have us tender any or all of your Outstanding Notes, please so instruct us by completing and returning to us the form entitled "Instructions To Registered Holder And/Or Book-Entry Transfer Facility Participant From Beneficial Owner" attached hereto. An envelope to return your instructions is enclosed. If you authorize a tender of your Outstanding Notes, the entire principal amount of Outstanding Notes held for your account will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us with ample time to permit us to submit a tender on your behalf by the expiration date.